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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                            CONTACT PERSON:
                                                                David L. Resnick
                                                                 William K. Shaw
                                                     Peter J. Solomon Company
                                                                  (212) 508-1661


                         KEY PLASTICS ANNOUNCES IT WILL
                               MISS COUPON PAYMENT

     NOVI, MICHIGAN, MARCH 13, 2000 - - - Key Plastics, L.L.C., one of the world's leaders in the automotive plastics industry, announced today that it believes it will miss the coupon payment due March 15, 2000, on its 10 1/4% senior subordinated notes due 2007, due to a liquidity problem. The payment, due on the $125 million of notes outstanding, is $6.8 million. The company indicates that it is currently experiencing a liquidity crunch and is working hard to resolve it.

     "The company truly regrets that it will not be able to make this coupon payment," said David Benoit, Chief Executive Officer of Key Plastics, L.L.C. "We are working closely with our lenders to try to develop a long term solution to our liquidity problems and hope to be able to share some solutions with the bondholders soon." Benoit indicates that the company today received a seven day waiver of default from its lenders in order to continue its dialogue with the lenders to reach a long term resolution.

     Key also announced that it has hired Peter J. Solomon Company as its investment banker to help develop the long term strategy for addressing its liquidity problems. Peter J. Solomon Company is known for its expertise in financial restructurings. The company has been informed that an informal bondholders' committee has been formed, and it looks forward to working with such committee in the future.

     "Key's reputation for precision engineered products is second to none. We have an unblemished reputation for quality, service and timeliness of delivery. We look forward to fixing our balance sheet, so that, we can once again focus our attention on designing and manufacturing the best precision plastic components in the automotive industry," said Benoit.

     Key Plastics designs and manufactures highly engineered precision plastic components and sub-systems such as decorative bezels, pressurized bottles and reservoirs, interior and exterior door handles, air louvers, speaker grilles, air bag covers, mirror shells, and exterior ornamentation for worldwide automotive applications. It currently operates 15 manufacturing facilities in the U.S., 3 in Europe, 4 in Mexico, and one in Canada. Its World Headquarters and Technical Center is in Novi, Michigan. Key Plastics' Novi Headquarters and Plymouth, MI Test and Validation Laboratory are ISO9001 certified. All of its manufacturing facilities are QS9000 certified.

                          "GROWTH THROUGH EXCELLENCE"

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